Registration No. 33-
===============================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                               FORM S-3
                     REGISTRATION STATEMENT UNDER
                      THE SECURITIES ACT OF 1933

                  INDIANAPOLIS POWER & LIGHT COMPANY
        (Exact name of registrant as specified in its charter)
               INDIANA                            35-0413620
     (State or other jurisdiction of    (I.R.S. Employer Identification No.)
      incorporation or organization)

                          25 Monument Circle
                            P.O. Box 1595
                  Indianapolis, Indiana  46206-1595
                            (317) 261-8261
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            John R. Brehm
       Senior Vice President, Finance and Information Services
                  Indianapolis Power & Light Company
                          25 Monument Circle
                            P.O. Box 1595
                  Indianapolis, Indiana  46206-1595
                            (317) 261-8261
      (Name, address, including zip code, and telephone number,
              including area code, of agent for service)

                              Copies to:
     Marcus E. Woods, Esquire                 Vincent Pagano Jr., Esquire
 Indianapolis Power & Light Company           Simpson, Thacher & Bartlett
        25 Monument Circle                        425 Lexington Avenue
           P.O. Box 1595                        New York, Yew York  10017
  Indianapolis, Indiana  46206-1595


     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]






                                CALCULATION OF REGISTRATION FEE
=========================================================================================================
  Type of each class of  |  Amount to be  |  Proposed maximum  |  Proposed maximum  |    Amount of
    securities to be     |   registered   | offering price per | aggregate offering | registration fee
       registered        |                |     unit <F1>      |     price <F1>     |
- -------------------------|----------------|--------------------|--------------------|--------------------
  Cumulative Preferred   | 200,000 shares |      $100          |    $20,000,000     |    $6,896.00
  Stock, $100 Par Value  |                |                    |                    |
=========================================================================================================

     <F1>  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(b).


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


===============================================================================


































          SUBJECT TO COMPLETION, DATED MARCH 2, 1994


                         200,000 Shares

               INDIANAPOLIS POWER & LIGHT COMPANY

           Cumulative Preferred Stock, $100 Par Value

                        ________________


     Indianapolis Power & Light Company (the "Company") intends from time to time to issue up to 200,000 shares of its Cumulative Preferred Stock, $100 Par Value (the "New Preferred Stock") in one or more series, on terms to be determined when the agreement to sell is made or at the time or times of sale, as the case may be. There is no sinking fund for the purchase or redemption of shares and no right of conversion of shares into common or other junior stock of the Company. The designation, number of shares, dividend rate, payment dates, redemption prices, any listing on a national securities exchange, and any other terms of the New Preferred Stock, in respect of which this Prospectus is being delivered, will be set forth in a supplement to this Prospectus ("Prospectus Supplement"). See also "Description of the New Preferred Stock" herein.

     The New Preferred Stock may be sold directly by the Company or through agents designated from time to time or through underwriters or dealers which may include Dillon, Read & Co. Inc. or which may be a group of underwriters represented by Dillon, Read & Co. Inc. or other firms. If any agents of the Company or any underwriters are involved in any sale of the New Preferred Stock in respect of which this Prospectus is being delivered, the names of such agents or underwriters, the principal amount, if any, to be purchased by the underwriters and the compensation, if any, of such underwriters or agents will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

                        ________________

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
        SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ________________

        The date of this Prospectus is ___________, 1994

(red herring language appearing in left margin)
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                     AVAILABLE INFORMATION

     Indianapolis Power & Light Company (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "SEC"). Such material may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the SEC's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, 13th Floor, New York, New York 10048; and copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

     The Company has filed with the SEC a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement.

                        ________________

        IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE
    MARKET PRICES OF THE SECURITIES OFFERED HEREBY AT A LEVEL ABOVE
     THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                        ________________

        INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following document previously filed with the SEC pursuant to the Exchange Act is incorporated by reference into this Prospectus:

     The Company's Annual Report on Form 10-K for the year ended December 31, 1993, including the financial statements and supplemental schedules.

     All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the New Preferred Stock offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless specifically incorporated by reference into such documents. Requests for such copies should be directed to Mr. Marcus E. Woods, Vice President, Secretary and General Counsel, Indianapolis Power & Light Company, P. O. Box 1595, Indianapolis, Indiana 46206-1595, telephone (317) 261-8355.




                       PROSPECTUS SUMMARY

     The following summary information is qualified in its entirety by the detailed information and financial statements appearing in this Prospectus or in the documents incorporated herein by reference.

                   INDIANAPOLIS POWER & LIGHT COMPANY

                              THE OFFERING

Company .........................       Indianapolis Power & Light Company
Securities to be Offered ........       200,000 shares of Cumulative
                                        Preferred Stock
Dividend Payment Dates ..........       Quarterly

                              THE COMPANY

Business ........................       Electric Utility
Source of Operating Revenues
  (12 Months ended December
  31, 1993) .....................       93.7% electric and 6.3% steam
Service Area ....................       City of Indianapolis and
                                        surrounding area
Kilowatt-hour Generation
  by Fuel Type (12 Months
  ended December 31, 1993) ......       99.7% coal, .2% middle distilled
                                        fuel and .1% secondary steam


                              SELECTED HISTORICAL
                             FINANCIAL INFORMATION

     The selected financial information of the Company set forth below has been derived from and should be read in conjunction with the audited financial statements and other financial information contained or incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993, which is incorporated by reference herein.

                                                              Years Ended December 31
                                                           (in thousands, except ratios)
                                             ==========================================================
                                               1989         1990         1991        1992         1993
Operating Revenues                           $599,626    $621,578     $647,873    $633,203     $664,303
Net Income                                     94,471      97,085      103,866      93,058      102,766
Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends <F1>     3.26        3.47         3.86        3.86         4.16

                                                   Actual                % of Capitalization
                                                  ----------             -------------------
Capitalization (as of December 31, 1993):
  Long-Term Debt <F2>                               $532,260                         41.3%
  Cumulative Preferred Stock                          51,898                          4.0%
  Common Shareholder's Equity                        705,149                         54.7%
                                                  ----------                        ------
     Total Capitalization                         $1,289,307                        100.0%
                                                  ==========                        ======

_________________________


<F1>  Ratio of pre-tax income plus fixed charges to total of fixed charges and preferred stock dividends
<F2>  Long-term debt is reduced by current maturities and sinking fund requirements




                          THE COMPANY

    Indianapolis Power & Light Company (the "Company") is an operating public utility incorporated under the laws of the State of Indiana on October 27, 1926. Effective January 1, 1984, a holding company structure was established under which the Company became a subsidiary of IPALCO Enterprises, Inc. The Company is engaged primarily in generating, transmitting, distributing and selling electric energy in the City of Indianapolis and neighboring cities, towns and communities, and adjacent rural areas, all within the State of Indiana, the most distant point being about forty miles from Indianapolis. It also produces, distributes and sells steam within a limited area in such city. Operating revenues of the Company for the twelve months ended December 31, 1993 totaled $664,303,000, approximately 93.7% of which were derived from the electric operations and 6.3% from the steam operations. For the twelve months ended December 31, 1993 approximately 99.7% of the total kilowatt-hours sold by the Company were generated from coal and .2% were generated from middle distillate fuel oil and .1% were generated from secondary steam purchased from the Indianapolis Resource Recovery Project. The principal executive offices of the Company and its parent corporation are located at 25 Monument Circle, Indianapolis, Indiana 46204, and its telephone number is (317) 261-8261.

                        USE OF PROCEEDS

    The Company expects to use the net proceeds from the sale of the New Preferred Stock offered hereby to redeem shares of the Company's outstanding Cumulative Preferred Stock. Any proceeds remaining after the redemption of such stock will be added to the general funds of the Company to finance future construction costs. Specific application of the proceeds will be set forth in a Prospectus Supplement.



             DESCRIPTION OF THE NEW PREFERRED STOCK

    The following is a brief summary of certain provisions of the Cumulative Preferred Stock contained in the Amended Articles of Incorporation, as amended, of the Company (the "Amended Articles") and in the resolutions of the Board of Directors establishing each series, and in the Mortgage and Deed of Trust, as supplemented and modified, referred to below, all filed as exhibits with the Registration Statement. This summary is qualified by such reference.

    The Cumulative Preferred Stock is issuable from time to time in one or more series of equal rank, with such serial designations, dividend rates, redemption prices, voluntary liquidation preference prices, sinking fund provisions, conversion rights, and maximum number of shares as the Board of Directors may determine.

Dividend Rights

    The Cumulative Preferred Stock of each series is entitled, in preference to the Common Stock, to receive cumulative cash dividends at, but not exceeding, the dividend rate fixed for each such series, payable quarter-yearly when and as declared by the Board of Directors, out of the surplus earnings or net profits or surplus paid in, in cash, on the first days of January, April, July and October in each year [Article 6, Subdivision A, Section 4(a)]. Dividends on the New Preferred Stock will be fixed by the Company, will be payable at the rate set forth in the Prospectus Supplement and will accrue from the date of original issue.

Dividend Restrictions

    So long as any of the several series of bonds of the Company issued under the Mortgage and Deed of Trust, as supplemented and modified, executed by the Company to American National Bank and Trust Company of Chicago, as Trustee, dated May 1, 1940, remain outstanding, the Company is restricted in the declaration and payment of dividends, or other distribution on shares of its capital stock or the purchase or redemption of such shares, to the aggregate of its net income, as defined in Section 47 of the Mortgage, available for dividends after December 31, 1939. Such restrictions do not apply to the declaration or payment of dividends upon any shares of capital stock of any class to an amount in the aggregate not in excess of $1,107,155, or to the application to the purchase or redemption of any shares of capital stock of any class of amounts not to exceed in the aggregate the net proceeds received by the Company from the sale of any shares of its capital stock of any class subsequent to December 31, 1939. The amount which these provisions would have permitted the Company to declare and pay as dividends at February 28, 1994 exceeded retained earnings at that date.

Voting Rights

    The Company has two classes of capital stock outstanding, Cumulative Preferred Stock and Common Stock. The holders of the Cumulative Preferred Stock are entitled to two votes and the holders of the Common Stock are entitled to one vote for each share held by them for the election of directors and on all other matters, except as otherwise provided by the Amended Articles, as in effect, or hereafter amended, and except that certain corporate actions enumerated in the Amended Articles may not be taken without the affirmative vote of the holders of certain specified percentages of the Cumulative Preferred Stock voting separately as a class. [Article 6, Subdivision A, Section 4(d), (e), (f) and (g) and Article 7, Sections 1 and 2]

    If and when dividends payable on the outstanding Cumulative Preferred Stock shall be in default in an amount equivalent to four full quarter-yearly dividends, the holders of all shares thereof, voting separately as a class, will be entitled to elect at annual meetings of stockholders for the election of directors, until such default shall have been remedied, the smallest number of directors necessary to constitute a majority of the full board, and the holders of Common Stock, voting separately as a class, shall be entitled to elect the remaining directors. (Article 7, Section 2)

Liquidation Rights

    Upon any voluntary liquidation, dissolution or winding-up of the Company the Cumulative Preferred Stock of each series shall be entitled, before any distribution shall be made to the holders of the Common Stock, to be paid only the full preferential amount fixed by the Board of Directors for such series, and, in the event of involuntary liquidation, dissolution or winding-up of the Company, the Cumulative Preferred Stock of each series shall be entitled to be paid only the sum of $100 per share, in each case, plus dividends accrued and unpaid thereon. If upon any such liquidation, dissolution or winding-up of the Company, the assets distributable among the holders of the Cumulative Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts aforesaid, then the entire assets of the Company shall be distributed among the holders of the Cumulative Preferred Stock then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled [Article 6, Subdivision A, Section 4(b)]. The voluntary liquidation preference of the New Preferred Stock shall be the redemption price per share in effect at the time of such liquidation as fixed by the Board of Directors.

Sinking Fund, Preemptive and Conversation Rights

    No series of the Cumulative Preferred Stock has sinking fund provisions or preemptive rights. The New Preferred Stock does not have provisions for a sinking fund or preemptive rights. The New Preferred Stock will have no conversation rights.

Redemption Provisions

    The Company, by action of its Board of Directors, may redeem the whole or any part of the Cumulative Preferred Stock at any time or from time to time (if in part, by lot or in such other manner as the Board of Directors may determine), at a price for each series thereof equal to the par value thereof, plus a premium of such additional amount per share, if any, as shall have been fixed to be payable in case of redemption in respect of such series, together with the amount of all dividends accrued or in arrears thereon to the date fixed for redemption upon not less than 30 days nor more than 90 days notice by mail [Article 6, Subdivision A, Section 4(c)]. The right of the Company to redeem the Cumulative Preferred Stock will be subject to the restrictions set forth under the caption "Dividend Restrictions" above. The New Preferred Stock will be subject to redemption at the prices set forth in a Prospectus Supplement, and may not be redeemed prior to the date specified in a Prospectus Supplement.

Liability to Assessment

    The shares of the Cumulative Preferred Stock now issued and outstanding are, and the New Preferred Stock when issued will be, fully paid and non-assessable and will not be liable to further calls or assessments.

Transfer Agent and Registrar

    The Transfer Agent and Registrar for the New Preferred Stock will be the Company through its Shareholders Services Division and Treasury Organization, respectively.


                      PLAN OF DISTRIBUTION

    The Company may sell the New Preferred Stock in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. However, it is expected that the New Preferred Stock will be sold to Dillon, Read & Co., Inc., or to an underwriting syndicate represented by such firm, for public offering. The Prospectus Supplement with respect to the New Preferred Stock will set forth the terms of the offering, including the name or names of any underwriters, the initial public offering price and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in the sale, the New Preferred Stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The New Preferred Stock may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten offering of New Preferred Stock will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the New Preferred Stock will be subject to certain conditions precedent, the underwriters will be obligated to purchase all the New Preferred Stock if any are purchased and the Company will have agreed to indemnify the underwriters against certain civil liabilities including liabilities under the Act.

    If the New Preferred Stock are sold directly by the Company or through agents designated by the Company from time to time, any agent involved in the offer or sale of the New Preferred Stock in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.


                            EXPERTS

    The financial statements and the related financial statement schedules incorporated in this Prospectus by reference have been audited by Deloitte & Touche, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The statements as to matters of law and legal conclusions under the caption "Description of the New Preferred Stock" have been reviewed by Marcus E. Woods, Vice President, Secretary and General Counsel of the Company, and are made on his authority.

                         LEGAL OPINIONS

    The legality of the New Preferred Stock will be passed upon for the Company by Marcus E. Woods, Vice President, Secretary and General Counsel of the Company, and for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, N.Y. 10017.




=======================================

No person has been authorized to give
any information or to make any
representations, other than those
contained in this Prospectus, in
connection with the offer contained
herein, and if given or made, such
information or representations must
not be relied upon as having been
authorized by the Company or any
Underwriter.  This Prospectus does
not constitute an offer to sell or a
solicitation of an offer to buy any
of the securities offered hereby in
any jurisdiction where, or to or from
any person to whom, it is unlawful to
make or solicit such offer.  Neither
the delivery of this Prospectus nor
any sale made hereunder shall under
any circumstances create any
implication that there has not been
any change in the facts contained in
or incorporated by reference in this
Prospectus or in the affairs of the
Company since the date hereof.


    _______________________

       TABLE OF CONTENTS

                                 Page

Available Information             2
Incorporation of Certain
  Documents by Reference          2
Prospectus Summary                3
Selected Historical
  Financial Information           3
The Company                       4
Use of Proceeds                   4
Description of the
  New Preferred Stock             4
Plan of Distribution              6
Experts                           7
Legal Opinions                    7

=======================================



=======================================

         Indianapolis
        Power & Light
           Company

        200,000 Shares

  Cumulative Preferred Stock

        $100 Par Value







      ____________________

          PROSPECTUS

        March   , 1994

      ____________________


=======================================



                            PART II

             Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

    The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates, except the registration fee.

    Securities and Exchange Commission
       Registration Fee. . . . . . . . . . . . . . . . . . . . . $  6,896
    Fees and Expenses of Accountants . . . . . . . . . . . . . .   25,000
    Fees and Expenses of Counsel . . . . . . . . . . . . . . . .   25,000
    Blue Sky and Legal Investment
       Fees and Expenses . . . . . . . . . . . . . . . . . . . .   15,000
    Printing Expenses. . . . . . . . . . . . . . . . . . . . . .   75,000
    Printing and Engraving of Securities . . . . . . . . . . . .   15,000
    Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . .   15,000
                                                                 --------
                Total. . . . . . . . . . . . . . . . . . . . . . $176,896
                                                                 ========


Item 15.  Indemnification of Directors and Officers.

    The following discussion of the indemnification provisions of the Indiana Business Corporation Law (Indiana Code 23-1-37) (the "Law"), which applies to the Company, is a summary, is not meant to be complete, and is qualified in its entirety by reference to the Law.

    The Law provides indemnity for present and past directors, officers, employees and agents of the Company and of other entities including partnerships, trusts and employee benefit plans who serve in such capacities at the request of the Company, against obligations to pay judgments, settlements, penalties, fines and reasonable expenses including attorneys' fees, as the result of threatened, pending or completed actions, suits or proceedings, whether criminal, civil, administrative or investigations to which they are parties, if it is determined by a majority of uninvolved directors, a committee of the board of directors or special counsel selected by the board of directors that they acted in good faith and they reasonably believed their conduct in their official capacity was in the Company's best interests or if such conduct was not in their official capacity, that the same was not opposed to the Company's best interests, and that in criminal proceedings they had reasonable cause to believe their conduct was lawful or that it was not unlawful. The law provides for mandatory indemnification for directors and officers against reasonable expenses incurred if they were wholly successful in the defense of such proceeding. Also termination of a proceeding by judgment, settlement or like disposition is not determinative that the director, officer, employee or agent did not meet the standard of conduct set forth in the Law. The indemnity provided by the Law may be enforced in court and provision is made for advancement of expenses. The Law also permits the Company to insure its liability on behalf of the directors, officers, employees and agents so indemnified and the Law does not exclude any other rights in indemnification and advancement of expenses provided in the Company's Amended Articles of Incorporation, By-Laws or resolutions of its board of directors or its shareholders.

    Article 12, Section 9 of the Amended Articles of Incorporation of the Company provides as follows:

        "The Company may indemnify any director or officer, or former director or officer, of the Company, or any person who may serve at its request as a director or officer of another corporation in which it owns shares or of which it is a creditor, against expenses actually and reasonably incurred by him in connection with the defense of any action, suit or proceeding, civil or criminal, in which he is made a party by reason of being or having been such director or officer, or against judgments, fines, penalties, court costs and attorney's fees, or reasonable amounts paid by him in settlement in connection with any such action, suit or proceeding, if he has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, or, in respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful; provided that no such director or officer shall be so indemnified in relation to matters as to which he shall be adjudged in any such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty.

        "The termination of any action, suit or proceeding by settlement, or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the director or officer involved therein did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company, or, in respect to any criminal action or proceeding, that he had reasonable cause to believe his conduct was unlawful.

        "Any indemnification shall be made by the Company only as authorized in a specific case upon the determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in this section. Such determination shall be made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion.

        "Any such indemnification of a director or officer shall not be deemed exclusive of any other rights to which he may be entitled as a matter of law or under any other provision of these Amended Articles, or any resolution, or other authorization heretofore or hereafter adopted, after notice, by a majority vote of all the voting shares of the Company then issued and outstanding."


    The Company has insured its liability where indemnification of its directors and officers is proper under the above provision of the Amended Articles of Incorporation up to an aggregate of $85,000,000. This policy also provides coverage for directors and officers in cases where the Company does not provide indemnification.


Item 16.  List of Exhibits.

    The exhibits required by this item are listed on pages E-1 and E-2.

Item 17.  Undertakings.

    (a) The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.












































                           SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on March 1, 1994.

                             INDIANAPOLIS POWER & LIGHT COMPANY


                             By  /s/ John R. Hodowal
                                ---------------------------------------
                                John R. Hodowal, Chairman of the Board
                                   and Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


    Signature                        Title                       Date

(1) Principal Executive Officer:


     /s/ John R. Hodowal
    -------------------------    Chairman of the Board       March 1, 1994
    John R. Hodowal              and Chief Executive
                                 Officer


(2) Principal Financial Officer:


     /s/ John R. Brehm
    -------------------------    Senior Vice President -     March 1, 1994
    John R. Brehm                Finance and Information
                                 Services


(3) Principal Accounting Officer:


     /s/ Stephen J. Plunkett
    -------------------------    Controller                  March 1, 1994
    Stephen J. Plunkett










(4) A majority of the Board of Directors:

    *Joseph D. Barnette, Jr.         Director

    *Mitchell E. Daniels, Jr.        Director

    *Rexford C. Early                Director

    *Otto N. Frenzel III             Director

    *Max L. Gibson                   Director

    *Edwin J. Goss                   Director

    *Earl B. Herr, Jr.               Director

    *John R. Hodowal                 Director

    *Ramon L. Humke                  Director                  March 1, 1994

    *Sam H. Jones                    Director

    *Andre B. Lacy                   Director

    *Thomas M. Miller                Director

    *Sallie W. Rowland               Director

    *Thomas H. Sams                  Director

    *Zane G. Todd                    Director






*By:     /s/ Marcus E. Woods
    -----------------------------------
    Marcus E. Woods, Attorney-in-Fact













                         EXHIBIT INDEX



Exhibit 1 Copy of Underwriting Agreement Basic Provisions. A Terms Agreement with respect to each particular offering of New Preferred Stock registered hereunder will be filed as an exhibit to a Current Report on Form 8-K and incorporated therein by reference

Exhibit 3(a)* Copy of Amended Articles of Incorporation, as amended. [Form 10-Q for quarter ended March 31, 1991]

Exhibit 3(b) Articles of Amendment designating series and stating the preferences, limitations and relative rights of the New Preferred Stock will be filed as an exhibit to a Current Report on Form 8-K and incorporated therein by reference

Exhibit 4(a)* Copy of Mortgage and Deed of Trust, dated as of May 1, 1940, between the Company and American National Bank and Trust Company of Chicago, Trustee, as Supplemented and modified by 38 Supplemental Indentures

               Exhibits D in File No. 2-4396; B-1 in File No. 2-6210; 7-C in File No. 2-7944; 7-D in File No. 2-72944; 7-E in File No. 2-8106; 7-F in File No. 2-8749; 7-G in File No. 2-8749; 4-Q
               in File No. 2-10052; 2-I in File No. 2-12488; 2-J in File
               No. 2-13903; 2-K in File No. 2-22553; 2-L in File No. 2-24581;
               2-M in File No. 2-26156; 4-D in File No. 2-6884;  2-D
               in File No. 2-38332; Exhibit A to Form 8-K for October 1970;
               Exhibit 2-F in File No. 2-47162; 2-F in File No. 2-50260;
               2-G in File No. 2-50260; 2-F in File No. 2-53541; 2-E
               in File No. 2-55154; 2-E in File No. 2-60819; 2-F in File
               No. 2-60819; 2-G in File No. 2-60819; Exhibit A to Form 10-Q for the quarter ended 9-30-78 in File No. 1-3132; 13-4 in File No. 2-73213; Exhibit 4 in File No. 2-93092. Copy of Twenty-Eighth and Twenty-Ninth Supplemental Indentures dated as of November 1, 1983 and December 1, 1984, respectively. (Form 10-K for the year ended 12-31-84.) Copy of Thirtieth Supplemental Indenture dated as of September 1, 1985. (Form 10-K for the year ended 12-31-85.) Copy of Thirty-First Supplemental Indenture dated as of October 1, 1986. (Form 10-K for the year ended 12-31-86). Copy of Thirty-Second Supplemental Indenture dated as of June 1, 1989. (Form 10-Q for the quarter ended 6-30-89). Copy of Thirty-Third Supplemental Indenture dated as of August 1, 1989. (Form 10-K for the year ended 12-31-89). Copy of Thirty-Fourth Supplemental Indenture dated as of October 15, 1991. (Form 10-K for the year ended 12/31/91). Copy of Thirty-Fifth Supplemental Indenture dated as of August 1, 1992. (Form 10-K for the year ended 12/31/92). Copy of Thirty-Sixth, Thirty-Seventh and Thirty-Eighth Supplemental Indentures dated as of April 1, 1993, October 1, 1993 and October 1, 1993, respectively. (Form 10-Q for quarter ended 9-30-93). Copy of Thirty-Ninth and Fortieth Supplemental Indentures. (Form 8-K dated January 25, 1994)

Exhibit 4(b)   Form of New Preferred Stock Certificate

Exhibit 5 Opinion of Marcus E. Woods, Vice President, Secretary and General Counsel of the Company, with respect to the legality of the securities registered hereunder

Exhibit 12     Statements re:  computation of ratios


Exhibit 23(a)  Consent of Deloitte & Touche

Exhibit 23(b) Consent of Marcus E. Woods, Vice President, Secretary and General Counsel of the Company (contained in opinion of counsel filed as Exhibit 5)

Exhibit 24 Powers of Attorney executed by directors on whose behalf this Registration Statement was signed


___________________

 *    Incorporated by Reference